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Exhibit 3.5

CERTIFICATE OF INCORPORATION
OF
CASCADES AGRI-PAK, INC.

Under Section 402 of the Business Corporation Law

        THE UNDERSIGNED, a natural person at least 18 years of age, for the purpose of forming a corporation pursuant to the Business Corporation Law of the State of New York, hereby certifies:

        1.     The name of the Corporation is CASCADES AGRI-PAK, INC.

        2.     The purposes for which the Corporation is to be formed are, to the extent permitted by law, as follows:

    (a)
    To engage in any lawful act or activity for which corporations may be organized pursuant to the Business Corporation Law of the State of New York. The Corporation is not to engage in any act or activity requiring any consents or approvals by law without such consent or approval first being obtained.

    (b)
    To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property or any interest therein, wherever situated.

    (c)
    To sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, or create a security interest in, all or any of its property, or any interest therein, wherever situated.

    (d)
    To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer, or otherwise dispose of, mortgage, pledge, use and otherwise deal in and with, bonds and other obligations, shares, or other securities or interests issued by others, whether engaged in similar or different business, governmental or other activities.

    (e)
    To make contracts, give guaranties to the extent permitted by law and incur liabilities, borrow money at such rates of interest as the Corporation may determine, issue notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property or any interest therein, wherever situated.

    (f)
    To purchase, receive, take or otherwise acquire, own, hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares.

    (g)
    In furtherance of its corporate purposes, to be a promoter, partner, member, associate or manager of other business enterprises or ventures or to the extent permitted in any other jurisdiction to be an incorporator of other corporations of any type or kind, to the extent permitted by law.

    (h)
    To purchase, receive, secure, apply for or otherwise acquire, own, hold, employ, use and otherwise deal in and with by grant, license or otherwise, any right, interest, invention, improvement or process used in connection with or secured under letters patent or copyright of the United States or of any jurisdiction without the United States.

    (i)
    To purchase, receive, take, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in the assets, property, rights and good will of any corporation, firm, association or other entity, engaged in any business which the Corporation is authorized to engage in.

    (j)
    To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Corporation is formed.

    (k)
    The foregoing enumeration of specific purposes and powers shall not be deemed to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof as conferred by the laws of the State of New York upon corporations organized under the provisions of the Business Corporation Law.

        3.     To the fullest extent permitted by applicable law, as such law now exists or may hereafter be amended:

    (a)
    A Director of the Corporation shall not be personally liable to the Corporation or any of its Shareholders for damage for any breach of duty in such capacity, provided that the foregoing provision shall not eliminate or limit:

    1.
    The liability of any director if a judgment or other final adjudication adverse to that director establishes that the acts or omissions were (A) in bad faith or involved intentional misconduct or in knowing violation of law or (B) that the director personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or (C) that the acts violated Section 719 of the New York Business Corporation Law.

    (b)
    A Director of the Corporation shall be indemnified by the Corporation against any liabilities incurred in the capacity of director as may be provided by written agreement with the Corporation.

        4.     The office of the Corporation in the State of New York is to be located in the County of Sullivan.

        5.     The aggregate number of shares which the Corporation shall have the authority to issue is two thousand (2,000) of which one thousand (1,000) shares of common stock without par value shall be designated "Common Shares" and one thousand (1,000) shares of preferred stock without par value shall be designated "Preferred Shares."

        6.     The Preferred Shares may be issued from time to time in one or more series, each of such series to have such designations, relative rights, preferences and limitations as are stated and expressed in this paragraph and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this paragraph, to establish and designate one or more series of Preferred Stock and to fix the variations in the relative rights, preferences and limitations of each series, including without limitation:

    (a)
    The number of shares to constitute such series and the distinctive designations thereof;

    (b)
    The dividend rate to which said shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date and dates from which dividends (if cumulative), shall accumulate and the dates on which dividends (if declared) shall be payable;

    (c)
    Whether or not the shares of such series shall be redeemable and, if so, the terms, limitations, and restrictions with respect to such redemptions;

    (d)
    The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up as voluntary or involuntary;

    (e)
    Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund.

    (f)
    Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, if adjusting the same.

    (g)
    The voting powers, if any, of such series.

    (h)
    Any other relative rights, preferences, and limitations thereof as shall not be inconsistent with this paragraph.

        7.     The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served within the State of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: c/o Moot & Sprague, 2300 Empire Tower, Buffalo, New York 14202.

        IN WITNESS WHEREOF, I have made, signed and acknowledged this Certificate of Incorporation on February 9, 1990.

Nancy E. Braun, Incorporator 2300 Empire Tower Buffalo, New York 14202

STATE OF NEW YORK	)
COUNTY OF ERIE	:	SS.:
CITY OF BUFFALO	)

        On February 9, 1990, before me personally came NANCY E. BRAUN, to me known and known to me to be the person described in and who executed the foregoing Certificate of Incorporation, and acknowledged to me that he duly executed the same.

Notary Public

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  Exhibit 3.5